Exhibit 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Golden River Resources Corporation (formerly Bay Resources Ltd)


         We hereby consent to the inclusion in this Registration Statement on Form SB-2 for Golden River Resources Corporation (formerly Bay Resources Ltd) of our report dated September 6, 2005, relating to the consolidated financial statements of Golden River Resources Corporation (formerly Bay Resources Ltd) as of June 30, 2005, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 2005 and 2004 and for the cumulative period from July 1, 2002 (inception) through June 30, 2005, which appears in such Registration Statement. We also consent to the reference to our firm under the caption "Experts".




/s/ PKF
Certified Public Accountants
A Professional Corporation
New York, NY
July 5, 2006